Exhibit 99.1

CERTAIN PENDING LITIGATION MATTERS AND RECENT DEVELOPMENTS

As described in Item 3. Legal Proceedings of this Annual Report on Form 10-K and Note 19. Contingencies to Altria Group, Inc.’s Consolidated Financial Statements included as Exhibit 13 hereto, there are legal proceedings covering a wide range of matters pending in various U.S. and foreign jurisdictions against ALG, its subsidiaries and affiliates, including PM USA and PMI, and their respective indemnitees. Various types of claims are raised in these proceedings, including product liability, consumer protection, antitrust, tax, contraband shipments, patent infringement, employment matters, claims for contribution and claims of competitors and distributors. Pending claims related to tobacco products generally fall within the following categories: (i) smoking and health cases alleging personal injury brought on behalf of individual plaintiffs, (ii) smoking and health cases alleging personal injury and purporting to be brought on behalf of a class of individual plaintiffs, including cases in which the aggregated claims of a number of individual plaintiffs are to be tried in a single proceeding, (iii) health care cost recovery cases brought by governmental (both domestic and foreign) and non-governmental plaintiffs seeking reimbursement for health care expenditures allegedly caused by cigarette smoking and/or disgorgement of profits, and (iv) other tobacco-related litigation. Other tobacco-related litigation includes class action suits alleging that the use of the terms “Lights” and “Ultra Lights” constitutes deceptive and unfair trade practices, suits by foreign governments seeking to recover damages resulting from the allegedly illegal importation of cigarettes into various jurisdictions, suits by former asbestos manufacturers seeking contribution or reimbursement for amounts expended in connection with the defense and payment of asbestos claims that were allegedly caused in whole or in part by cigarette smoking, and various antitrust suits.

The following lists certain of the pending claims included in these categories and certain other pending claims. Certain developments in these cases since November 5, 2004 are also described.

SMOKING AND HEALTH LITIGATION

The following lists the consolidated individual smoking and health cases as well as smoking and health class actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates, including PMI, as of February 15, 2005, and describes certain developments in these cases since November 5, 2004.

Consolidated Individual Smoking and Health Cases

In re: Tobacco Litigation (Individual Personal Injury cases), Circuit Court, Ohio County, West Virginia, consolidated January 11, 2000. In West Virginia, all smoking and health cases in state court alleging personal injury have been transferred to the State’s Mass Litigation Panel. The transferred cases include individual cases and putative class actions. All individual cases filed in or transferred to the court by September 13, 2000 were consolidated for pretrial proceedings and trial. Nine hundred and eighty-three (983) individual cases are pending. The trial court’s prior Case Management Order/Trial Plan that had consolidated the individual cases for trial was vacated in June 2004. The trial court has not adopted an alternative plan for trying the individual cases. The court has certified a question of law relating to the trial plan to the West Virginia Supreme Court.

Flight Attendant Litigation

The settlement agreement entered into in 1997 in the case of Broin, et al. v. Philip Morris Companies Inc., et al., which was brought by flight attendants seeking damages for personal injuries allegedly caused by environmental tobacco smoke, allows members of the Broin class to file individual lawsuits seeking compensatory damages, but prohibits them from seeking punitive damages. In October 2000, the trial court ruled that the flight attendants will not be required to prove the substantive liability elements of their claims for negligence, strict liability and breach of implied warranty in order to recover damages, if any, other than establishing that the plaintiffs’ alleged injuries were caused by their exposure to environmental tobacco smoke and, if so, the amount of compensatory damages to be awarded. Defendants’ initial appeal of this ruling was dismissed as premature. Defendants are

Exhibit 99.1

appealing the October 2000 rulings in connection with their appeal of the adverse jury verdict in the French case. In December 2004, the Florida Third District Court of Appeal affirmed the judgment awarding plaintiff in the French case $500,000, and directed the trial court to hold defendants jointly and severally liable. Defendants’ motion for rehearing is pending. As of February 15, 2005, 2,662 cases were pending in the Circuit Court of Dade County, Florida against PM USA and three other cigarette manufacturers, and to date, one such case is scheduled for trial through the end of 2005.

Domestic Class Actions

Engle, et al. v. R.J. Reynolds Tobacco Co., et al., Circuit Court, Eleventh Judicial Circuit, Dade County, Florida, filed May 5, 1994. See Item 3. Legal Proceedings, for a discussion of this case.

Scott, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed May 24, 1996. See Item 3. Legal Proceedings, for a discussion of this case.

Young, et al. v. The American Tobacco Company, et al., Civil District Court, Orleans Parish, Louisiana, filed November 12, 1997.

Parsons, et al. v. A C & S, Inc., et al., Circuit Court, Kanawha County, West Virginia, filed February 27, 1998.

Cleary, et al. v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed June 3, 1998.

Cypret (formerly, Jones), et al. v. The American Tobacco Company, et al., Circuit Court, Jackson County, Missouri, filed December 22, 1998.

Simms, et al. v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed May 23, 2001. In May 2004, plaintiffs filed a motion for reconsideration of the court’s 2003 ruling that denied their motion for class certification. In September 2004, plaintiffs renewed their motion for reconsideration.

Lowe, et al. v. Philip Morris Incorporated, et al., Circuit Court, Multomah, Oregon, filed November 19, 2001. In September 2003, the court granted defendants’ motion to dismiss the complaint, and plaintiffs have appealed.

International Class Actions

The Smoker Health Defense Association (ADESF) v. Souza Cruz, S.A. and Philip Morris Marketing, S.A., Nineteenth Lower Civil Court of the Central Courts of the Judiciary District of Sao Paulo, Brazil, filed July 25, 1995. In February 2004, the trial court issued an order finding that the action was valid under the Brazilian Consumer Defense Code. The order contemplates a second stage of the case in which individuals are to file their claims, and defendants have filed a motion seeking clarification of the order. In April 2004, the trial court denied defendants’ motions for clarification and granted plaintiff’s motion for clarification, setting the amount for moral damages awarded in any second phase of the case at the equivalent of approximately $350 per smoker per year of smoking. Defendants have appealed. The trial court has granted defendants’ motion to stay its decision while the appeal is pending.

Exhibit 99.1

Polish Association for the Promotion of Health and Health Education in the Work Environment v. Philip Morris Polska S.A., District Court, Warsaw, Poland, filed February 4, 2005 (not yet served).

HEALTH CARE COST RECOVERY LITIGATION

The following lists the health care cost recovery actions pending against PM USA and, in some cases, ALG and/or its other subsidiaries and affiliates as of February 15, 2005 and describes certain developments in these cases since November 5, 2004. As discussed in Item 3. Legal Proceedings, in 1998 PM USA and certain other United States tobacco product manufacturers entered into a Master Settlement Agreement (the “MSA”) settling the health care cost recovery claims of 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the United States Virgin Islands, American Samoa and the Northern Marianas. Settlement agreements settling similar claims had previously been entered into with the states of Mississippi, Florida, Texas and Minnesota. PM USA believes that the claims in the city/county, taxpayer and certain of the other health care cost recovery actions listed below are released in whole or in part by the MSA or that recovery in any such actions should be subject to the offset provisions of the MSA.

City/County Cases

County of Cook v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed April 18, 1997. Defendants’ motion for judgment on the pleadings was granted by the trial court, and plaintiff appealed. In September 2004, the Appellate Court of Illinois affirmed the trial court’s ruling. In January 2005, the Illinois Supreme Court denied plaintiff’s petition for leave to appeal.

City of St. Louis, et al. v. American Tobacco, et al., Circuit Court, City of St. Louis, Missouri, filed November 23, 1998. In November 2001, the court granted in part and denied in part defendants’ motion to dismiss and dismissed three of plaintiffs’ 11 claims. Trial is scheduled for January 2006.

County of McHenry, et al. v. Philip Morris Incorporated, et al., Circuit Court, Cook County, Illinois, filed July 13, 2000. The case has been stayed pending the outcome of the appeal in County of Cook v. Philip Morris Incorporated, et al., discussed above. In February 2005, the parties filed a stipulation of dismissal with prejudice.

Department of Justice Case

The United States of America v. Philip Morris Incorporated, et al., United States District Court, District of Columbia, filed September 22, 1999. See Item 3. Legal Proceedings, for a discussion of this case.

International Cases

The Republic of Panama v. The American Tobacco Company, Inc., District Court, Orleans Parish, Louisiana, filed September 11, 1998.

Exhibit 99.1

Kupat Holim Clalit v. Philip Morris USA, et al., Jerusalem District Court, Israel, filed September 28, 1998. Defendants’ motion to dismiss the case has been denied by the district court. In June 2004, defendants filed a motion with the Israel Supreme Court for leave to appeal the district court’s decision.

The Republic of Bolivia v. Philip Morris Companies Inc., et al., United States District Court, District of Columbia, filed January 20, 1999. In February 1999, this case was removed to federal court by defendants and subsequently transferred on the court’s own motion to the federal district court for the District of Columbia in March 1999. In December 2004, the parties filed a stipulation of dismissal without prejudice.

The Caisse Primaire d’Assurance Maladie of Saint-Nazaire v. SEITA, et al., Civil Court of Saint-Nazaire, France, filed June 1999. In September 2003, the court dismissed the case, and plaintiff has appealed.

In re: Tobacco/Governmental Health Care Costs Litigation (MDL No. 1279), United States District Court, District of Columbia, consolidated June 1999. In June 1999, the United States Judicial Panel on Multidistrict Litigation transferred foreign government health care cost recovery actions brought by Nicaragua, Venezuela, and Thailand to the District of Columbia for coordinated pretrial proceedings with two such actions brought by Bolivia and Guatemala already pending in that court. Subsequently, the resulting proceeding has also included filed cases brought by the following foreign governments: Ukraine; the Brazilian States of Espirito Santo, Goias, Mato Grosso do Sul, Para, Parana, Pernambuco, Piaui, Rondonia, Sao Paulo and Tocantins; Panama; the Province of Ontario, Canada; Ecuador; the Russian Federation; Honduras; Tajikistan; Belize; the Kyrgyz Republic and 11 Brazilian cities. The cases brought by Thailand and the Kyrgyz Republic were voluntarily dismissed. The complaints filed by Guatemala, Nicaragua, Ukraine and the Province of Ontario have been dismissed, and the dismissals are now final. The district court remanded the cases brought by Belize, Ecuador, Honduras, the Russian Federation, Tajikistan, Venezuela, nine Brazilian states listed and the 11 Brazilian cities to Florida state courts and remanded the cases brought by one Brazilian state and Panama to Louisiana state court. Subsequent to remand, the Ecuador case was voluntarily dismissed. In November 2001, the Venezuela and Espirito Santo actions were dismissed, and Venezuela appealed. In September 2002, a Florida intermediate appellate court affirmed the ruling dismissing the case brought by Venezuela. In June 2003, the Florida Supreme Court denied Venezuela’s petition for further review. In August 2003, the trial court granted defendants’ motions to dismiss the cases brought by Tajikistan and one Brazilian state, and plaintiffs in the other 21 cases then pending in Florida voluntarily dismissed their claims without prejudice. In December 2004, the parties in the case brought by Bolivia filed a stipulation of dismissal without prejudice.

The State of Rio de Janeiro of the Federal Republic of Brazil v. Philip Morris Companies Inc., et al., District Court, Angelina County, Texas, filed July 12, 1999. In December 2002, the court granted defendants’ motion to dismiss the case, and plaintiff appealed. In August 2004, the appellate court affirmed the trial court’s order dismissing the case. Plaintiff has petitioned the Texas Supreme Court for further review.

The State of Sao Paulo of the Federal Republic of Brazil v. Philip Morris Companies Inc., et al., Civil District Court, Orleans Parish, Louisiana, filed February 9, 2000.

Her Majesty the Queen in Right of British Columbia v. Imperial Tobacco Limited, et al., Supreme Court, British Columbia, Vancouver Registry, Canada, filed January 24, 2001. In June 2003, the court granted defendants’ motion to dismiss the case, and plaintiff appealed. In May 2004, the appellate court reversed the trial court’s decision. In December 2004, the Supreme Court of Canada granted defendants’ motion for leave to appeal from the appellate court decision.

Junta de Andalucia, et al. v. Philip Morris Spain, et al., Court of First Instance, Madrid, Spain, filed February 21, 2002. In May 2004, the court dismissed the case, and plaintiffs have appealed.

Exhibit 99.1

Insurer and Self – Insurer Cases

Blue Cross and Blue Shield of New Jersey, Inc., et al. v. Philip Morris Incorporated, et al., United States District Court, Eastern District, New York, filed April 29, 1998. In September 2000, the court severed the claims of one plaintiff, Empire Blue Cross and Blue Shield (“Empire”), from those of the other plaintiffs. Trial of Empire’s claims commenced March 2001, and in June 2001, the jury returned a verdict in favor of Empire on two of its claims and awarded Empire up to approximately $17.8 million in compensatory damages, including $6.8 million against PM USA, and no punitive damages. In July 2001, the court stayed the remaining Blue Cross plans’ cases pending the outcome of Empire’s appeal, and denied plaintiff’s motion to treble the damage award. In October 2001, the court denied defendants’ post-trial motions challenging the verdict and, in November 2001, entered judgment. Defendants, including PM USA, appealed. In February 2002, the court awarded plaintiff approximately $38 million for attorneys’ fees. In September 2003, the United States Court of Appeals for the Second Circuit reversed the portion of the judgment relating to subrogation, certified questions relating to plaintiff’s direct claims of deceptive business practices to the New York Court of Appeals and deferred its ruling on the appeal of the attorneys’ fees award pending the ruling on the certified questions. In October 2004, the New York Court of Appeals ruled in defendants’ favor and found that plaintiff’s direct claims are barred on grounds of remoteness. In December 2004, the Second Circuit issued an opinion, vacating the damages award and an accompanying award of attorneys’ fees, reversing the judgment and remanding the case with instructions to the trial court to dismiss all of plaintiff’s claims with prejudice, and in February 2005, the trial court dismissed all of plaintiff’s claims with prejudice.

Taxpayer Cases

Glover, et al. v. Philip Morris Incorporated, et al., United States District Court, Middle District, Florida, filed May 26, 2004.

CERTAIN OTHER TOBACCO-RELATED ACTIONS

The following lists certain other tobacco-related litigation pending against ALG and/or its various subsidiaries and others as of February 15, 2005, and describes certain developments since November 5, 2004.

Lights/Ultra Lights Cases

Aspinall, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Superior Court, Suffolk County, Massachusetts, filed November 24, 1998. In October 2001, the court granted plaintiffs’ motion for class certification, and defendants appealed. In May 2003, the Single Justice sitting on behalf of the Massachusetts Court of Appeals decertified the class. In August 2004, Massachusetts’ highest court affirmed the trial court’s ruling and reinstated the class certification order.

McClure, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Circuit Court, Davidson County, Tennessee, filed January 19, 1999.

Marrone, et al. v. Philip Morris Companies Inc. and Philip Morris Incorporated, Court of Common Pleas, Medina County, Ohio, filed November 8, 1999. In September 2003, plaintiffs’ motion for class certification was granted as to plaintiffs’ claims that defendants violated Ohio’s Consumer Sales Practices Act pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods. Class membership is limited to the residents of six Ohio counties. Defendants have appealed the class certification order. In September 2004, the Ninth District Court of Appeals affirmed the trial court’s class certification order. PM USA sought appeal of the order. In February 2005, the Ohio Supreme Court accepted the case for review to determine whether a prior determination has been made by the State of Ohio that the conduct at issue is deceptive such that plaintiffs may pursue private claims.

Price, et al. v. Philip Morris Incorporated, Circuit Court, Madison County, Illinois, filed February 10, 2000. See Item 3. Legal Proceedings, for a discussion of this case.

Exhibit 99.1

Craft (formerly, Ratliff), et al. v. Philip Morris Companies Inc., et al., Circuit Court, City of St. Louis, Missouri, filed February 15, 2000. In December 2003, the court granted plaintiffs’ motion for class certification. In September 2004, the court granted in part and denied in part PM USA’s motion for reconsideration. In October 2004, the Missouri Court of Appeals agreed to review the class certification decision.

Hines, et al. v. Philip Morris Companies Inc., et al., Circuit Court, Fifteenth Judicial Circuit, Palm Beach County, Florida, filed February 23, 2001. In February 2002, the court granted plaintiffs’ motion for class certification, and defendants appealed. In December 2003, a Florida District Court of Appeal decertified the class. In March 2004, plaintiffs filed a motion for rehearing, en banc review or certification to the Florida Supreme Court. In December 2004, the Florida Supreme Court stayed further proceedings pending its decision in the Engle case discussed above.

Philipps, et al. v. Philip Morris Incorporated, et al., Court of the Common Pleas, Medina County, Ohio, filed April 30, 2001. In September 2003, plaintiffs’ motion for class certification was granted as to plaintiffs’ claims that defendants violated Ohio’s Consumer Sales Practices Act pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes purchased during the class periods. Class membership is limited to the residents of six Ohio counties. Defendants have appealed the class certification order. In September 2004, the Ninth District Court of Appeals affirmed the trial court’s class certification order. PM USA sought appeal of the order. In February 2005, the Ohio Supreme Court accepted the case for review to determine whether a prior determination has been made by the State of Ohio that the conduct at issue is deceptive such that plaintiffs may pursue private claims.

Moore, et al. v. Philip Morris Incorporated, et al., Circuit Court, Marshall County, West Virginia, filed September 17, 2001.

Curtis, et al. v. Philip Morris Companies Inc., et al., Fourth Judicial District Court, Hennepin County, Minnesota, filed November 28, 2001. In January 2004, the court denied plaintiffs’ motion for class certification and defendants’ motions for summary judgment. In November 2004, the trial court granted plaintiffs’ motion for reconsideration and ordered the certification of a class. In January 2005, defendants’ petition for leave to appeal was denied by the intermediate appellate court and defendants’ petition for further review is pending in the Minnesota Supreme Court.

Tremblay, et al. v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed March 29, 2002. The case has been consolidated with Peters v. Philip Morris Incorporated.

Peters v. Philip Morris Incorporated, Superior Court, Rockingham County, New Hampshire, filed April 22, 2002. This case has been consolidated with Tremblay, et al. v. Philip Morris Incorporated.

Pearson v. Philip Morris Incorporated, et al., Circuit Court, Multnomah County, Oregon, filed November 20, 2002.

Sullivan v. Philip Morris USA, Inc., et al., Circuit Court, Western District, Louisiana, filed March 28, 2003.

Virden v. Altria Group, Inc., et al., Circuit Court, Hancock County, West Virginia, filed March 28, 2003.

Stern, et al. v. Philip Morris USA, Inc. et al., Superior Court, Middlesex County, New Jersey, filed April 4, 2003.

Piscetta, et al. v. Philip Morris Incorporated, State Court, Fulton County, Georgia, filed April 10, 2003.

Arnold, et al. v. Philip Morris USA Inc., Circuit Court, Madison County, Illinois, filed May 5, 2003.

Exhibit 99.1

Watson, et al. v. Altria Group, Inc., et al., United States District Court, Eastern District, Arkansas, filed May 29, 2003.

Holmes, et al. v. Philip Morris USA Inc., et al., Superior Court, New Castle, Delaware, filed August 18, 2003.

El Roy v. Philip Morris Incorporated, et al., District Court of Tel-Aviv/Jaffa, Israel, filed January 18, 2004.

Davies v. Philip Morris USA Inc., et al., Superior Court, King County, Washington, filed April 8, 2004.

Schwab (formerly, McLaughlin), et al. v. Philip Morris USA Inc., et al., United States District Court, Eastern District, New York, filed May 11, 2004. Trial in the case is scheduled for November 2005.

Naron, et al. v. Philip Morris Products USA, et al., District Court of Tel-Aviv/Jaffa, Israel, filed December 5, 2004.

Miner, et al. v. Altria Group, Inc., et al. Circuit Court, Franklin County, Arkansas, filed December 29, 2004.

Reed, et al. v. Altria Group Inc., et al., Circuit Court, Wayne County, Michigan, filed February 9, 2005 (not yet served).

Tobacco Price Cases

Smith, et al. v. Philip Morris Companies Inc., et al., District Court, Seward County, Kansas, filed February 9, 2000. In November 2001, the court granted plaintiffs’ motion for class certification.

Romero, et al. v. Philip Morris Companies Inc., et al., First Judicial District Court, Rio Arriba County, New Mexico, filed April 10, 2000. Plaintiffs’ motion for class certification was granted in April 2003. In February 2005, the New Mexico Court of Appeals affirmed the class certification decision.

Wholesale Leaders Cases

Smith Wholesale Company, Inc., et al., v. Philip Morris USA Inc., United States District Court, Eastern District, Tennessee, filed July 10, 2003. See Item 3. Legal Proceedings, for a discussion of this case.

Victory Brand, L.L.C., Michigan v. Philip Morris USA Inc., et al., United States District Court, Eastern District, Michigan, filed December 10, 2003. See Item 3. Legal Proceedings, for a discussion of this case.

Consolidated Putative Punitive Damages Cases

Simon, et al. v. Philip Morris Incorporated, et al. (Simon II), United States District Court, Eastern District, New York, filed September 6, 2000. See Item 3. Legal Proceedings, for a discussion of this case.

Cases Under the California Business and Professions Code

Brown, et al. v. The American Tobacco Company, Inc., et al., Superior Court, San Diego County, California, filed June 10, 1997. In April 2001, the court granted in part plaintiffs’ motion for class certification and certified a class comprised of residents of California who smoked at least one of defendants’ cigarettes between June 1993 and April 2001 and who were exposed to defendants’ marketing and advertising activities in California. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Sections 17200 and 17500 pursuant to which plaintiffs allege that class members are entitled to reimbursement of the costs of cigarettes

Exhibit 99.1

purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2004, the trial court granted defendants’ motion for summary judgment as to plaintiffs’ claims attacking defendants’ cigarette advertising and promotion and denied defendants’ motion for summary judgment on plaintiffs’ claims based on allegedly false affirmative statements. Plaintiffs’ motion for rehearing is pending. In November 2004, defendants filed a motion to decertify the class based on a recent change in California law. In March 2005, the court granted defendants' motion.

Daniels, et al. v. Philip Morris Companies Inc., et al., Superior Court, San Diego County, California, filed April 2, 1998. In November 2000, the court granted the plaintiffs’ motion for class certification on behalf of minor California residents who smoked at least one cigarette between April 1994 and December 1999. Certification was granted as to plaintiffs’ claims that defendants violated California Business and Professions Code Section 17200 pursuant to which plaintiffs allege that class members are entitled to reimbursements of the costs of cigarettes purchased during the class period and injunctive relief barring activities allegedly in violation of the Business and Professions Code. In September 2002, the court granted defendants’ motions for summary judgment as to all claims in the case, and plaintiffs appealed. In October 2004, the California Fourth District Court of Appeal affirmed the trial court’s ruling. In February 2005, the California Supreme Court agreed to hear plaintiffs’ appeal.

Gurevitch, et al. v. Philip Morris USA Inc., et al., Superior Court, Los Angeles County, California, filed May 20, 2004. See Item 3. Legal Proceedings, for a discussion of this case.

Asbestos Contribution Cases

Fibreboard Corporation, et al. v. The American Tobacco Company, Inc., et al., Superior Court, Alameda County, California, filed December 11, 1997.

W.R. Grace & Co. Conn., et al. v. RJR Nabisco, Inc., et al., Circuit Court, Jefferson County, Mississippi, filed April 24, 2001. In January 2005, the case was dismissed with prejudice.

Cigarette Contraband Cases

Department of Amazonas, et al. v. Philip Morris Companies Inc., et al., United States District Court, Eastern District, New York, filed May 19, 2000. Defendants’ motion to dismiss the complaint for failure to state a claim was granted by the trial court and plaintiffs appealed. In January 2004, the United States Court of Appeals for the Second Circuit affirmed the trial court’s ruling. In April 2004, plaintiffs petitioned the United States Supreme Court for further review.

The European Community, et al. v. RJR Nabisco, Inc., et al., United States District Court, Eastern District, New York, filed August 6, 2001. Defendants’ motion to dismiss the complaint for failure to state a claim was granted by the trial court, and plaintiffs appealed. In January 2004, the United States Court of Appeals for the Second Circuit affirmed the trial court’s ruling. In April 2004, plaintiffs petitioned the United States Supreme Court for further review. In July 2004, plaintiffs moved to withdraw their petition following the agreement entered into among PMI, the European Commission and 10 member states.

Vending Machine Case

Lewis d/b/a B&H Vendors v. Philip Morris Incorporated, United States District Court, Middle District, Tennessee, filed February 3, 1999. See Item 3. Legal Proceedings, for a discussion of this case.

Exhibit 99.1

MSA-Related Cases

In the following cases, plaintiffs have challenged the validity of the MSA described in Item 3. Legal Proceedings or legislation implementing the MSA.

Freedom Holdings, Inc., et al. v. Spitzer, et al., United States District Court, Southern District, New York, filed April 16, 2002.

Sanders, et al. v. Philip Morris USA, Inc., et al., United States District Court, Northern District, California, filed June 9, 2004. PM USA’s motion to dismiss the case is pending.

Tritent International Corp. v. Commonwealth of Kentucky, United States District Court, Eastern District, Kentucky, filed September 23, 2004.

National Tobacco Growers Settlement Trust Litigation

State v. Philip Morris, et al., Superior Court, Wade County, North Carolina, filed December 10, 2004. See Item 3. Legal Proceedings, for a discussion of this case.

CERTAIN OTHER ACTIONS

The following lists certain other actions pending against subsidiaries of ALG and others as of February 15, 2005.

In May 2001, the Attorney General for the State of Ohio notified Kraft Foods Global, Inc. that it may be subject to an enforcement action for alleged past violations of Kraft Foods Global, Inc.’s wastewater discharge permit at its production facility in Farmdale, Ohio. In December 2004, Kraft Foods Global, Inc. finalized a monetary settlement with the State, which was approved by The Court of Common Pleas for Trumball County in January 2005. The settlement amount is not material to Altria Group, Inc.

In October 2002, Mr. Mustapha Gaouar and five family members (collectively, the “Gaouars”) filed suit in the Commercial Court of Casablanca against Kraft Foods Maroc (“KFM”), a subsidiary of Kraft, and Mr. Omar Berrada claiming damages of approximately $31 million arising from a non-compete undertaking signed by Mr. Gaouar allegedly under duress. The non-compete clause was contained in an agreement concluded in 1986 between Mr. Gaouar and Mr. Berrada acting for himself and for his group of companies, including Les Cafes Ennasr (renamed Kraft Foods Maroc), which was acquired by Kraft Foods International, Inc. from Mr. Berrada in 2001. In June 2003, the court issued a preliminary judgment against KFM and Mr. Berrada holding that the Gaouars are entitled to damages for being deprived of the possibility of engaging in coffee roasting from 1986 due to such non-compete undertaking. At that time, the court appointed two experts to assess the amount of damages to be awarded. In December 2003, these experts delivered a report concluding that they could see no evidence of loss suffered by the Gaouars. The Gaouars asked the court that this report be set aside and new court experts be appointed. On April 15, 2004, the court delivered a judgment upholding the defenses of KFM and rejecting the claims of the Gaouars. The Gaouars appealed this judgment. KFM believes that in the event that it is ultimately found liable for damages to plaintiffs in this case, it may have claims against Mr. Berrada for recovery of all or a portion of the amount of any damages awarded to plaintiffs.